                                                                    EXHIBIT 99.1

(VIRAGEN LOGO)

                 VIRAGEN ANNOUNCES NEW ROUND OF EQUITY FINANCING

PLANTATION, FLORIDA - December 30, 2003 - Viragen, Inc. (AMEX: "VRA") today announced that the biotechnology Company received approximately $4.2 million in a sale of its common stock and warrants completed with a group of new and returning institutional investors. The Company intends to use the proceeds to commercialize its lead drug, Multiferon(TM), and further the research and development of its portfolio of healthcare technologies.

"I expect to report that our calendar yearend balance sheet has significantly improved," stated Dennis W. Healey, Viragen's Chief Financial Officer. "Based on Senior Management's efforts to cut overhead and operating costs this year, this funding strengthens our cash position to provide working capital into 2005 as we execute our business plan. Also, I believe our financial position has been further strengthened this quarter through the conversions of all outstanding debentures related to previous financings thus eliminating that debt. Our solidified financial foundation should prove advantageous as we continue to seek to attract new partners and investors.

"The complete terms of financing will be filed via a Form 8-K with the Securities and Exchange Commission (SEC). The document will be available at the SEC's website at http://www.sec.gov and Viragen's website at http://www.Viragen.com.

ABOUT VIRAGEN, INC.

Viragen (AMEX: "VRA") is a biotechnology company specializing in the research, development and commercialization of natural and recombinant protein-based drugs designed to treat a broad range of viral and malignant diseases. These protein-based drugs include natural human alpha interferon, monoclonal antibodies, peptide drugs and therapeutic vaccines. Viragen's strategy also includes the development of Avian Transgenic Technology for the large-scale, cost-effective manufacturing of its portfolio of protein-based drugs, as well as offering Contract Manufacturing for the biopharmaceutical industry.

VIRAGEN, INC. CORPORATE CONTACT:

Douglas Calder, Director of Communications Phone: (954) 233-8746; Fax: (954) 233-1414 E-mail: dcalder@viragen.com

           FOR MORE INFORMATION, PLEASE VISIT: HTTP://WWW.VIRAGEN.COM

THE FOREGOING PRESS ANNOUNCEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT CAN BE IDENTIFIED BY SUCH TERMINOLOGY SUCH AS "EXPECT", "POTENTIAL", "SUGGESTS", "MAY", "WILL", "SHOULD", "COULD" OR SIMILAR EXPRESSIONS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS. IN PARTICULAR, MANAGEMENT'S EXPECTATIONS REGARDING FUTURE RESEARCH, DEVELOPMENT AND/OR COMMERCIAL RESULTS COULD BE AFFECTED BY, AMONG OTHER THINGS, UNCERTAINTIES RELATING TO CLINICAL TRIALS AND PRODUCT DEVELOPMENT; AVAILABILITY OF FUTURE FINANCING; UNEXPECTED REGULATORY DELAYS OR GOVERNMENT REGULATION GENERALLY; THE COMPANY'S ABILITY TO OBTAIN OR MAINTAIN PATENT AND OTHER PROPRIETARY INTELLECTUAL PROPERTY PROTECTION; AND COMPETITION IN GENERAL. FORWARD-LOOKING STATEMENTS SPEAK ONLY AS TO THE DATE THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE TO UPDATE FORWARD-LOOKING STATEMENTS TO REFLECT CIRCUMSTANCES OR EVENTS THAT OCCUR AFTER THE DATE THE FORWARD-LOOKING STATEMENTS ARE MADE.

VIRAGEN, INC.

865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 Telephone (954) 233-8746 Fax: (954) 233-1414